Letter of Commitment

Kiwa Bio-Tech Products Group Corporation (the “Company”) is experiencing difficulties in its operations. Management is determined to maintain its operation and remedy the Company’s poor operating results. I, as the Secretary of the Company have been providing financing resources to the Company without any interests.

/s/ Yvonne Wang
Yvonne Wang
December 31, 2010